Exhibit 99.3

Royal Gold Announces Board of Directors Leadership Changes

DENVER, COLORADO. MAY 1, 2014: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) is announcing several changes to its Board of Directors, including the retirement of its Chairman Stanley Dempsey, the appointment of Lead Independent Director William Hayes as incoming Chairman, and the election of Chris M.T. Thompson as a new Independent Director.

Royal Gold’s current Chairman and former CEO Stanley Dempsey will retire effective May 30, 2014, after 31 years of leadership on Royal Gold’s Board of Directors. On that same date, Mr. Dempsey will be succeeded as Chairman by Mr. Hayes.

“Stan was the driving force behind Royal Gold’s evolution from an oil and gas company to a gold exploration and production company, and ultimately to one of the world’s largest royalty and streaming companies.  He was the architect of many of the Company’s original cornerstone royalty transactions, including the royalty on the Cortez Pipeline Complex,” commented Tony Jensen, President and CEO.  “Royal Gold’s reputation for quality, diligence and professionalism is a direct reflection of Stan’s stewardship over the years, and we have greatly benefited from his keen insights and deep relationships within our business.  We will miss his presence on the board, and we wish him the very best.”

Previously, Mr. Dempsey was the Executive Chairman of the Board. Prior to serving as Executive Chairman, he was Chairman and CEO of Royal Gold from 1988 to 2006. Before Royal Gold, Mr. Dempsey was with AMAX, Inc., where he held various engineering, legal, operating, and executive positions including Chairman of AMAX Australia Limited, Vice President of AMAX, Inc., Senior Vice President of Climax Molybdenum Company, Vice President of AMAX Exploration, Inc., Director of Environmental Affairs, and Division Attorney-Western Operations. During the period 1983-1986, Mr. Dempsey practiced law as a partner of the Washington D.C. firm of Arnold & Porter. Mr. Dempsey received a B.S. degree in geology and a J.D. from the University of Colorado, completed the Program for Management Development at the Harvard Business School, and received an Honorary Doctor of Engineering degree from the Colorado School of Mines in May 2006.

On behalf of the Board of Directors, William Hayes said, “Few, if any, executives in the mining industry have attained the level of thought leadership in our industry that Stan has achieved.  He is passionate about and engaged in all aspects of the minerals business, and has advanced the state of our industry in areas as diverse as permitting and social engagement to governance best practices.  It has been a privilege to serve with him on Royal Gold’s board, and we thank him for his contribution to the Company.”

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Mr. Hayes has served on the Royal Gold Board of Directors since 2008.  In addition to his expanded role as Chairman of the Board, he will continue to serve as Chair of Royal Gold’s Audit and Finance Committee.  He is also the Senior Independent Director of Antofogasta PLC (Audit and Risk Committee and Remuneration, Talent and Nomination Committees) and associated companies.

Mr. Hayes previously served in various management positions with Placer Dome Inc. (“Placer”) for 18 years where he first worked in senior operational, corporate and finance roles in Chile and Canada. Later he served as Placer's Executive Vice President for Latin America and the United States. He is a former President of the Gold Institute (Washington, D.C.), and former President of the Chilean Mining Council. Before his tenure with Placer, he worked at Exxon Corporation in various domestic and international finance positions. Mr. Hayes received B.A. and M.A. degrees in International Management from the American Graduate School of International Management and also completed an undergraduate degree in Political Science from the University of San Francisco.

New Director

The Company is also announcing the election of Chris M.T. Thompson to the Company’s Board of Directors, and appointment to the Company’s Audit and Finance Committee, effective May 15, 2014.  Mr. Thompson is currently a member of the boards of Jacobs Engineering (Audit Committee), Teck Resources (Compensation, Executive, Nominating, and Governance and Reserve Committees), and Golden Star Resources (Nominating and Compensation Committees). He is also a member of the Colorado School of Mines Foundation Board of Governors.

Mr. Thompson was the Chairman of Goldfields Limited, a major global gold producer, from 1998 to 2005, and Chairman and CEO from 1998 to 2002. He was Chairman of the World Gold Council from 2002 to 2005. From 1992 to 1998 he was the Founder and CEO of Castle Group, which managed three venture capital funds that employed various structures, including royalties, to finance the development of new gold mines. Mr. Thompson has an undergraduate Bachelor’s degree in law and economics from Rhodes University, South Africa, and a Master’s Degree in Management Studies from Bradford University in the UK.

“Chris Thompson’s impressive standing in our industry is well-deserved, as he is known for his achievements in leading growth-oriented mining companies and successfully navigating the complexities of our business.  We are pleased that Chris will apply his relevant and robust industry experience to Royal Gold matters, and we look forward to his contribution to the Board,” stated Craig Haase, Chairman of Royal Gold’s Compensation, Nominating and Governance Committee.

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Board Composition

After May 30, 2014, Royal Gold’s Board of Directors will consist of William Hayes1, Chris Thompson1, Gordon Bogden1, Craig Haase2, Ron Vance2, Kevin McArthur2, and Tony Jensen. These Directors bring a combination of transactional depth, operational capability and CEO-level expertise to Royal Gold’s governance structure. In addition to Mr. Hayes and Mr. Thompson, Mr. Bogdon is currently the CEO of Avanti Mining Inc., a Director of Orvana Minerals Corp. and a Director of NextGen Energy Ltd.; Mr. Haase is a former Executive Vice President and Chief Legal Officer, and Director of Franco-Nevada Mining Corporation; Mr. Vance is a former Senior Vice President, Corporate Development, for Teck Resources Limited and a former Managing Director/Senior Advisor for Rothschild Inc; Mr. McArthur is currently the Vice Chair, Chief Executive Officer and Director of Tahoe Resources, Inc. and a Director of Pembrook Mining Corporation; and Mr. Jensen is currently CEO of Royal Gold, Inc., and a Director of Golden Star Resources.

CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests. The Company owns interests on 201 properties on six continents, including interests on 37 producing mines and 22 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

1 Member of the Audit and Finance Committee

2 Member of the Compensation, Nominating and Governance Committee

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